Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the VeriFone Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan of our reports dated August 19, 2008, with respect to the consolidated financial statements of VeriFone Holdings, Inc., and the effectiveness of internal control over financial reporting of VeriFone Holdings, Inc., included in its Annual Report (Form 10K) for the year ended October 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
October 8, 2008